Exhibit 4.11

NOTE PURCHASE AGREEMENT
by and among
ASHMORE ENERGY INTERNATIONAL
the Issuer
and
THE PURCHASERS IDENTIFIED HEREIN
Dated as of May 24, 2007

Up to US$300,000,000 10% Subordinated PIK Notes due May 25, 2018

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SCHEDULE 1 Conditions Precedent to Closing
SCHEDULE 2 Part A: Form of Subordinated Note Certificate
SCHEDULE 2 Part B: Terms and Conditions of the Subordinated PIK Notes
SCHEDULE 3 Accession Agreement
SCHEDULE 4 Form of Legal Opinion

ii

NOTE PURCHASE AGREEMENT
     NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of May 24, 2007 by and among Ashmore Energy International, a Cayman Islands exempted company having its registered office at Clifton House, 75 Fort Street, P.O. Box 190, George Town, Grand Cayman, Cayman Islands (the “Issuer”) and each other Person executing and delivering a Purchaser’s signature page and to whom Notes are issued pursuant to this Agreement (each such Person, a “Purchaser”). Capitalized terms used herein shall have the meanings set forth in Article I.
RECITALS
     WHEREAS, the Issuer (as successor to Ashmore Energy International Limited) issued an original aggregate principal amount of US$527,360,000 Auction Rate Subordinated PIK Notes due May 2018, as amended (the “Old Notes”) under that certain note purchase agreement, dated as of September 6, 2006 by and among the Issuer and each of the purchasers party thereto, as amended; and
     WHEREAS, on the date hereof, the Issuer redeemed all the Old Notes, which were subsequently cancelled; and
     WHEREAS, the Issuer intends to issue an aggregate principal amount of up to US$300,000,000 of a new series of 10% PIK Notes due May 2018 (the “Notes”), with the terms and conditions set forth in this Agreement; and
     WHEREAS, the Parties have agreed to enter into this Agreement for the purpose of setting forth certain rights, obligations, agreements and understandings concerning the issuance of the Notes; and
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     As used in this Agreement, the following terms shall have the respective meanings set forth below:
     “Accession Agreement” means the accession agreement in substantially the form set forth in Schedule 3 by which a transferee of Notes shall agree to become a party and be bound by the terms and conditions of this Agreement.
     “Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any Person who (a) directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person or (b) from time to time, is managed by (i) the same investment manager as the Relevant Person is managed by, or (ii) an investment manager that is Controlled by the same Person that Controls the Relevant Person; provided, that, for the avoidance of doubt, no Noteholder or its Affiliates that is also a shareholder of the Issuer shall be deemed to be an Affiliate of the Issuer for purposes of this Agreement solely as a result of its board seat or other contractual “protection rights”, each as provided in the Amended and Restated Shareholders Agreement, dated as of December 29, 2006, by and among the Issuer (as successor to Ashmore Energy International Limited) and the shareholders party thereto. As used in this definition, “Control,” “Controlling” and “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Agents” shall have the meaning set forth in Section 10.15(a).
     “Agreement” shall have the meaning set forth in the Preamble.
     “Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001, (Pub. L. No. 107-56) and (ii) any other Law of any relevant jurisdiction having the force of law and relating to anti-money laundering.
     “Approval” means any approval, authorization, consent, qualification, permit, license, franchise, clearance, Order or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or notice required to be given to, any Governmental Entity.
     “Business Day” means a day (other than Saturday or Sunday) on which commercial banks are open for business in London and New York City.
     “Closing” shall have the meaning set forth in Section 3.1(b).
     “Closing Date” means the Business Day on which Notes shall be issued by the Issuer in accordance with Article III of this Agreement.
     “Confidential Information” shall have the meaning set forth in Section 10.15(a).
     “Contract” means any binding agreement, bond, commitment, indenture, lease, instrument or obligation.
     “Control” shall have the meaning set forth in the definition of Affiliate.
     “Dollar” and/or “US$” means the lawful currency of the United States of America.
     “Event of Default” means any event or circumstance specified as such in Article VIII.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority that has, in each case, jurisdiction over the matter in question.
     “Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly.
     “Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to transactions of the type described in clause (a) above (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Indebtedness” means, with respect to any Person, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations under conditional sale or other title retention agreements relating to property acquired, (d) all obligations in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business, but including deferred compensation), (e) all Guarantees of Indebtedness of others, (f) all obligations contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, in respect of bankers’ acceptances, (h) all obligations under all Hedging Agreements, valued at the net amount that would then be payable thereunder upon an early termination thereof, (i) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the lesser of the amount of any such indebtedness or the fair market value of such property securing such indebtedness at the time of determination, (j) all Indebtedness of any partnership of which such Person is a general partner, (k) any capital securities or other equity instrument of such Person, whether or not mandatorily redeemable, that under GAAP is characterized as debt and (l) all obligations of such Person under leases of (or other agreement conveying the right to us) any real or personal property by such Person that, in conformity with GAAP, is accounted for or should be accounted for as a capital lease on the balance sheet of such person.
     “Issuer” shall have the meaning set forth in the Preamble.
     “Judgement Amount” shall have the meaning set forth in Section 10.13.
     “Judgement Currency” shall have the meaning set forth in Section 10.13.
     “Law/Laws” means any constitutional provision, statute, law, rule, ordinance, regulation, treaty, code, executive order or interpretation of any Governmental Entity and any Order.
     “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under any applicable law of any jurisdiction).
     “Loss” shall have the meaning set forth in Section 10.13.
     “Majority Noteholders” means the Noteholders holding Notes representing not less than 80% of the then outstanding principal amount of all Notes provided, however, that for purposes of this definition,

Notes owned by the Issuer or any other obligor on the Notes shall be disregarded and deemed not to be “outstanding”.
     “New Notes” shall have the meaning set forth in Section 7.3.
     “Note Certificate” means the certificate representing each Note in substantially the form set forth in Part A of Schedule 2 and which certificate shall constitute, and is hereby expressly made, a part of this Agreement and the Issuer expressly agrees to be bound thereby.
     “Note Conditions” means the terms and conditions of issue of the Notes attached to each Note Certificate in substantially the form set forth in Part B of Schedule 2, which terms and conditions shall constitute, and are hereby expressly made, a part of this Agreement and the Issuer expressly agrees to such terms and conditions and to be bound thereby.
     “Note Maturity Date” means May 25, 2018.
     “Note Purchase Documents” means this Agreement, the Note Certificates and the Note Conditions.
     “Noteholder” means any Person or Persons, as the case may be, who holds Notes and who is a Party to this Agreement, whether as an original party or by executing an Accession Agreement.
     “Notes” shall have the meaning set forth in the Recitals; “Note” means any one of the Notes.
     “OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at the following website: http://www.treas.gov/offices/enforcement/ofac/sdn/index.html or any official successor website.
     “Old Notes” shall have the meaning set forth in the Recitals.
     “Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, stipulation, determination or writ issued by or agreement entered into with a Governmental Entity (whether preliminary or final).
     “Organizational Documents” means, with respect to any Party, as applicable, the certificate of incorporation, articles of incorporation, memorandum and articles of association, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such Person, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.
     “Parties” means initially the parties to this Agreement and subsequently, any Person who becomes a party to this Agreement, and “Party” means any of such Parties.
     “Person” shall mean any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, trust or any other entity, organization or Governmental Entity.
     “Purchaser” shall have the meaning set forth in the Preamble.

     “Recipient” shall have the meaning set forth in Section 10.15(a).
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Senior Credit Agreement” means the US$1,500,000,000.00 Credit Agreement, dated as of March 30, 2007 (as the same may be amended, supplemented or otherwise modified from time to time) among the Issuer, the various financial institutions and other persons from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent.
     “Subscription Letter” shall have the meaning set forth in Section 2.2.
     “Subscription Notice” shall have the meaning set forth in Section 3.1(a).
ARTICLE II
CONSTITUTION OF AND SUBSCRIPTION FOR NOTES
     Section 2.1. Constitution of the Notes. The Notes are hereby constituted in accordance with, and subject to the terms and conditions of, this Agreement. The Notes shall be known and referred to as the Issuer’s up to US$300,000,000 10% Subordinated PIK Notes due May 25, 2018.
     Section 2.2. Subscription for Notes. Subject to the terms and conditions of this Agreement, each Purchaser hereby severally agrees to subscribe for, and the Issuer agrees to issue to each Purchaser, a Note or Notes in up to the aggregate principal amount set forth in the subscription letter or the rollover election notice, as the case may be, executed by such Purchaser (the “Subscription Letter”). Each Purchaser hereby acknowledges and agrees that the aggregate principal amount of Notes allocated to it by the Issuer may be less than the principal amount set forth in such Purchaser’s Subscription Letter and may be zero. The Notes shall have the terms and conditions set forth in the Note Certificates and Note Conditions and shall bear interest from May 24, 2007 at the rate of 10% per annum, payable in accordance with the terms of the Note Conditions. The purchase price for the Notes shall be equal to 100% of the principal amount thereof and shall be payable in cash in the manner set forth in Section 3.1.
     Section 2.3. [Reserved].
     Section 2.4. Purchasers’ Rights and Obligations. The obligations of each Purchaser under this Agreement and under any or all of the other Note Purchase Documents are several. Except as otherwise provided herein, failure by a Purchaser to perform its obligations under this Agreement or under any or all of the other Note Purchase Documents does not affect the obligations of any other Party under this Agreement or under any or all of the other Note Purchase Documents. No Purchaser is responsible for the obligations of any other Purchaser under this Agreement or under any or all of the other Note Purchase Documents. The rights of each Purchaser under or in connection with this Agreement and under any or all of the other Note Purchase Documents are separate and independent rights and any debt arising under this Agreement and under any or all of the other Note Purchase Documents to a Purchaser from the Issuer shall be a separate and independent debt. A Purchaser may, except as otherwise stated in this Agreement and under any or all of the other Note Purchase Documents, separately enforce its rights under this Agreement and under any or all of the other Note Purchase Documents.

ARTICLE III
CLOSING
     Section 3.1. Closing.
          (a) The Issuer shall have notified (the “Subscription Notice”) each Purchaser of the principal amount of such Purchaser’s Note(s) at least three Business Days in advance of the Closing.
          (b) The closing (the “Closing”) of the transactions contemplated hereby shall take place on the date hereof. At the Closing, subject to the satisfaction or waiver of all of the conditions to the Closing set forth in Schedule 1 hereof: (i) the Issuer shall deliver to each Purchaser a Note Certificate or Note Certificates representing such Purchaser’s Note(s), such Note Certificate(s) to be duly executed in accordance with applicable Law and this Agreement and shall enter the name of each Purchaser in the register of Noteholders and (ii) each Purchaser shall pay (or, in the case of any Purchaser electing to rollover, in whole or in part, its investment in the Old Notes into the Notes, shall be deemed to pay, in an amount equal to the amount of such Purchaser’s investments in the Old Notes being rolled over) the aggregate amount of the consideration payable for such Purchaser’s Note(s) (which shall be equal to 100% of the aggregate principal amount thereof) to the Issuer by wire transfer of immediately available funds to the account identified in the Subscription Notice.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ISSUER
     The Issuer hereby represents and warrants to each of the Purchasers, that as of the date of this Agreement and (unless otherwise indicated below) as of the Closing Date:
     Section 4.1. Organization and Related Matters.
          (a) The Issuer is an exempted company, duly incorporated and validly existing under the Laws of the Cayman Islands and has all necessary corporate power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as and where it is now being conducted.
          (b) The Issuer is duly qualified to do business in all jurisdictions in which such qualification is necessary due to the nature of the property owned, leased or operated by it or the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Issuer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. The Issuer has made available to the Purchasers complete and correct copies of its Organizational Documents as currently in effect and such Organizational Documents will be in effect in such form at the Closing.
     Section 4.2. Authorization; No Conflicts.
          (a) The Issuer has the corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Issuer and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Issuer. This Agreement has been duly executed and delivered by the Issuer and constitutes a legally valid and binding obligation of the Issuer enforceable against the Issuer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.
          (b) The execution, delivery and performance by the Issuer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which the Issuer is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to the Issuer or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Issuer to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
          (c) Assuming the truth and accuracy of the representations and warranties of each Purchaser in Article IV hereof, no Approval is necessary to be obtained or made by the Issuer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     Section 4.3. Valid Issuance. Upon issuance of the Notes as contemplated under this Agreement, such Notes shall have been duly authorized, executed, issued and delivered by the Issuer and the Notes will constitute valid and legally binding obligations of the Issuer, enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.
     Section 4.4. Margin Stock. No part of the proceeds of the issuance of the Notes pursuant to this Agreement will be used directly or indirectly for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System.
     Section 4.5. No Other Representations. Except as expressly provided above or elsewhere in this Agreement, the Issuer does not make to the Purchasers, and the Issuer hereby expressly disclaims, any representation or warranty of any kind or nature, written or oral, statutory, express or implied, including, without limitation with respect to the Issuer or any of its assets. Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, the Issuer does not make any representation or warranty to the Purchasers of any kind or nature, written or oral, statutory, express or implied, as to (i) the condition, value or quality of the Issuer’s assets, (ii) the prospects (financial and otherwise), risks and other incidents of the Issuer’s assets, (iii) the collectibility of any debt or interest in any debt of any of the Issuer’s Assets (iv) the legal title or ownership of any debt obligation that the Issuer has an interest in by way of a participation or (v) any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
     Each Purchaser, severally and not jointly, and only with respect to itself, represents and warrants to the Issuer and each other Purchaser that as of the date of this Agreement and (unless otherwise indicated below) as of the Closing Date:

     Section 5.1. Organization and Related Matters.
          (a) Such Purchaser is duly organized and validly existing under the Laws of its jurisdiction of formation and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business as and where it is now being conducted.
          (b) Such Purchaser is duly qualified to do business in all jurisdictions in which such qualification is necessary due to the nature of the property owned, leased or operated by it or the nature of the business conducted by it except where the failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.
     Section 5.2. Authorization; No Conflicts.
          (a) Such Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Purchaser and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser and constitutes a legally valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.
          (b) The execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions contemplated thereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract to which such Purchaser is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to such Purchaser or by which its assets may be bound, other than, in the case of clause (ii) and clause (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
          (c) No Approval is necessary to be obtained or made by such Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.
     Section 5.3. [Reserved].
     Section 5.4. Compliance. Such Purchaser and its Affiliates are in compliance in all material respects with the applicable requirements of (a) the Anti-Money Laundering Laws and (b) the Trading With the Enemy Act and the International Emergency Economic Powers Act. Neither such Purchaser nor any of such Purchaser’s directors or executive officers is a Person included on the OFAC List.
     Section 5.5. Restricted Securities. Such Purchaser understands that the Notes to be issued to it in connection with the transactions contemplated hereby have not been registered under the Securities Act or the securities or blue sky Laws of any State of the United States or any other jurisdiction. Such Purchaser also understands that the Notes are being offered and sold pursuant to an exemption from registration contained in the Securities Act and any such State or other jurisdictions’ securities or blue sky Laws based in part upon such Purchaser’s representations contained in this Agreement.

     Section 5.6. Purchaser Bears Economic Risk. Such Purchaser has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of its investment in the Issuer and has the capacity to protect its own interests. Such Purchaser is able to bear the economic risk of this investment indefinitely.
     Section 5.7. Acquisition for Own Account. Such Purchaser is acquiring the Notes for such Purchaser’s own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act; provided, that this representation and warranty shall not limit such Purchaser’s right to sell the Notes in compliance with applicable securities laws.
     Section 5.8. Accredited Investor. Such Purchaser is an accredited investor within the meaning of Regulation D under the Securities Act.
     Section 5.9. Information.
          (a) Such Purchaser (i) has been provided with such information regarding the Issuer that it believes necessary for purposes of making an informed decision to enter into this Agreement and acquire the Notes to be acquired by it pursuant to this Agreement, (ii) has received and carefully reviewed this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Issuer concerning the terms and conditions hereof and (iv) has received any additional information which the Purchaser or its advisors or agents has requested.
          (b) Such Purchaser is familiar with and understands the terms hereof and the issuance of Notes pursuant to this Agreement, including the rights to which the Purchaser is entitled under this Agreement. In evaluating the suitability of an investment in the Issuer, the Purchaser has not relied upon any representation or other information (whether oral or written) from the Issuer, or any agent, employee or Affiliate of the Issuer other than as set forth in this Agreement or resulting from the Purchaser’s own independent investigation. The Purchaser understands and acknowledges that nothing in this Agreement or any other materials provided to the Purchaser in connection with the subscription for Notes constitutes investment, tax or legal advice. To the extent deemed necessary or advisable by the Purchaser in its sole discretion, the Purchaser has retained, at its sole expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of this Agreement and its purchase of the Notes hereunder.
          (c) Such Purchaser acknowledges and agrees that no action may be brought by or on behalf of such Purchaser or any other Person on behalf of such Purchaser against the Issuer or any of its Affiliates, and neither the Issuer nor any of its Affiliates will have or be subject to any liability or indemnification obligation to such Purchaser or any such Person (i) based on representations and warranties other than the representations and warranties contained in Article IV of this Agreement or (ii) except as specifically represented or warranted in Article IV of this Agreement, resulting from the distribution to such Purchaser, or such Purchaser’s use of, any information relating to the Issuer provided to such Purchaser by the Issuer or any of its Affiliates or representatives, including any information, projections, documents or material made available to such Purchaser at any time in certain “data rooms,” management presentations, “break-out” discussions, responses to questions submitted on behalf of such Purchaser, whether orally or in writing, or in any other form in expectation or furtherance of the transactions contemplated by this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT
     Section 6.1. Conditions Precedent to Closing. The obligations of each Party to complete the Closing are subject to the fulfillment on or prior to the Closing Date of the applicable conditions set forth in Schedule 1.
ARTICLE VII
COVENANTS
     Section 7.1. Senior Credit Agreement. The Issuer hereby covenants and agrees with each Purchaser, that the Issuer shall, upon request in writing from any Purchaser, deliver each statement, report, balance sheet or other certificate or document delivered by the Issuer under the Senior Credit Agreement, promptly to such Purchaser following delivery thereof to the lenders under the Senior Credit Agreement.
     Section 7.2. Payment. The Issuer hereby covenants and agrees to pay the principal of, premium, if any, and interest on the Notes as and when the same becomes due and payable, whether at maturity, upon acceleration, upon optional redemption or otherwise.
     Section 7.3. New Notes. The Issuer shall exchange, and each Noteholder agrees to exchange, each outstanding Note for a note of like principal amount having the same terms and conditions as the Notes with the exception of modifications required to qualify the notes for listing on the Luxembourg Stock Exchange (a “New Note” and collectively, the “New Notes”). Following the issuance of and delivery to the Purchasers of the New Notes, the Issuer shall promptly cancel the Notes and the Notes may not be reissued or resold. The Issuer agrees to use its commercially reasonable efforts to cause the New Notes to be listed on the Luxembourg Stock Exchange as promptly as reasonably practical but in any event on or before May 24, 2008. If the New Notes are not listed on the Luxembourg Stock Exchange on or before May 24, 2008, the interest rate with respect to the New Notes shall be increased by .50% for the period beginning on May 25, 2008 until the date the New Notes are listed on the Luxembourg Stock Exchange.
ARTICLE VIII
EVENTS OF DEFAULT
     Subject to the subordination provisions set forth in Section 11 of the Note Certificates, on and at any time after the occurrence of an Event of Default, any Noteholder may, at its sole discretion, give notice to the Issuer declaring its Notes to be immediately due and repayable, whereupon the outstanding principal amount of such Notes together with all accrued and unpaid interest thereon and any other amounts due hereunder shall become immediately due and payable.
     Each of the events or circumstances set out in this Article VIII constitutes an Event of Default.
     Section 8.1. Non-payment. The Issuer does not repay the outstanding principal amount of, premium, if any, and accrued and unpaid interest on the Note, together with all other amounts payable hereunder, to the Purchasers on the Note Maturity Date and/or does not pay on the due date therefor any amount payable by the Issuer pursuant to the Note Purchase Documents, including any amounts payable pursuant to an optional redemption of the Notes or a tax redemption of the Notes.
     Section 8.2. Other obligations. The Issuer does not comply with any material provision of the Note Purchase Documents (including Section 7.3 hereof), other than those referred to in Section 8.1. No Event of Default under this Section 8.2 will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the Purchasers giving notice to the Issuer or the Issuer becoming aware of the failure to comply.
     Section 8.3. Cross-Acceleration. The Issuer is (a) in default in the payment of any principal of or premium or interest on any Indebtedness that is outstanding beyond any period of grace provided with respect thereto and the principal amount or accreted amount of all such Indebtedness, at the relevant time, aggregates US$50 million or more or (b) in default in the performance of or compliance with any term of any evidence of any Indebtedness the principal or accreted amount of which, at the relevant time, aggregate US$50 million or more or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default described in this clause (b) or such condition, such Indebtedness has become, or has been declared to be, due and payable before its stated maturity or before its regularly scheduled dates of payment.
     Section 8.4. Insolvency. The Issuer (a) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (b) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (c) makes an assignment for the benefit of its creditors, (d) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (e) is adjudicated as insolvent or to be liquidated, or (f) takes corporate action for the purpose of any of the foregoing.
     Section 8.5. Involuntary Proceeding. A court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Issuer a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Issuer or any such petition shall be filed against the Issuer and such petition shall not be dismissed within 90 days.
     Section 8.6. Unlawfulness. It is or becomes unlawful for the Issuer to perform any of its obligations under the Note Purchase Documents.
     Section 8.7. Repudiation. The Issuer repudiates any Note Purchase Document or evidences an intention to repudiate any Note Purchase Document.
ARTICLE IX
TRANSFER OF NOTES
     Section 9.1. Transfer by Noteholders. Any transfer of Notes shall be effected by the surrender of the relevant Note Certificates representing the Notes to be transferred to the Issuer, together with a fully executed Accession Agreement and the written notification of the name and address of the intended transferee to the Issuer, and be in accordance with the provisions of Section 3 of the Note Conditions, including, without limitation Section 3(g) thereof.

ARTICLE X
MISCELLANEOUS
     Section 10.1. Survival. All of the representations and warranties contained in Articles IV and V of this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.
     Section 10.2. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Parties or Party.
     Section 10.3. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
          (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO THIS AGREEMENT. FURTHER, EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION OR DEFENSE THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING IN ANY SUCH COURTS. THE PARTIES AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM. EACH OF THE PARTIES (ON BEHALF OF ITSELF AND ITS AFFILIATES) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
          (b) To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.
          (c) EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.3.
     Section 10.4. Entire Agreement. This Agreement, and the schedules and exhibits hereto contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.
     Section 10.5. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement or the Note Purchase Documents shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except that the provisions of Section 11 of the Note Certificates are for the express benefit of the Secured Parties (as defined in the Senior Credit Agreement). The Issuer shall not assign any of its obligations under this Agreement, or any of the other Note Purchase Documents, to any third party without the prior written consent of all of the Noteholders.
     Section 10.6. Notices. All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a) If to the Issuer, to:	Ashmore Energy International
Clifton House
75 Fort Street
P.O. Box 190GT
George Town, Grand Cayman
Cayman Islands
Facsimile No.: 345-949-4901
Attention: Director

with a copy (which shall not constitute notice) to:

AEI Services LLC
1221 Lamar Street, Suite 800
Houston, Texas 77010
Facsimile No.: 713-345-5352
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Facsimile No.: 212-878-8375
Attention: G. David Brinton
     (b) If to any of the Purchasers, to the address set forth in such Purchaser’s Subscription Letter (or such other address of such Purchaser as such Purchaser may subsequently notify in writing to the Issuer).
     Section 10.7. Headings. The Section and Article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated and except in the Schedules hereto, wherein references to Sections or Articles shall mean Articles or Sections of such Schedules unless otherwise stated.
     Section 10.8. Amendments and Waivers. Issuer and each Purchaser agrees that any term, covenant, agreement or condition of the Note Purchase Documents may not be amended, or compliance therewith be waived (either generally or in a particular instance and either retroactively or prospectively) without the prior written consent of the Majority Noteholders. Each Noteholder shall be bound by any amendment, modification, waiver or consent authorized as provided herein (whether or not a Note Certificate or any other Note Purchase Document shall have been marked to indicate such amendment, modification, waiver or consent) and any such amendment, modification, waiver or consent shall bind any Person subsequently acquiring a Note. The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by Law.
     Section 10.9. Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.
     Section 10.10. Interpretation. The phrase “including” shall be deemed to be followed by “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or article in which such words appear. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Except as otherwise expressly provided in this Agreement, all references to “$” or “dollars” shall be to the lawful currency of the United States and all references to “EUR” or “Euros” shall be to the lawful currency of the European Union. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.
     Section 10.11. Further Assurances. From time to time after the date hereof, without additional consideration, each of the Parties will (or, if appropriate, cause their subsidiaries or Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.
     Section 10.12. Public Announcements. Except as otherwise required by applicable Law, no Party nor any of its respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the Issuer and any other Party named in such release or statement, which consent shall not be unreasonably withheld or delayed; provided, that if a press release or other public statement is required by applicable Law, the Party intending to make such release or statement shall give the Issuer and each other Party named in such release or statement prior notice and shall use its best efforts to consult with the Issuer and each other Party named in such release or statement with respect to the text therein.
     Section 10.13. Currency Indemnity. If, in respect of any obligations denominated in Dollars, a Noteholder obtains a judgment or judgments against the Issuer expressed in an currency other than Dollars (the “Judgment Currency”), the amount of such obligations of the Issuer in respect of any sum adjudged to be due to such Noteholder hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by such Noteholder of the Judgment Amount in the Judgment Currency, the Noteholder purchases Dollars with the Judgment Amount in an amount equal to the Dollar amount of the obligation adjudged due. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment

Amount on the date the judgment was entered (excluding the portion of the Judgment Amount that has accrued as a result of the failure of the Issuer to pay the sum originally due hereunder or under the Notes when it was originally due and owing to such Noteholder hereunder or under the Notes) (the “Loss”), the Issuer agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Noteholder against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the date such judgment was entered, the Noteholder agrees to remit such excess to the Issuer.
     Section 10.14. Limitation of Liability. To the extent that this Agreement is executed by a custodian for any Purchaser, it is acknowledged that such custodian is executing this Agreement in its capacity as custodian and not in its own capacity. No Party to this Agreement (or its Affiliates) shall, under any circumstances, be liable to any other party (or its Affiliates) for any consequential, exculpatory, special, incidental or punitive damages claimed by such other Party under the terms of or due to any breach of this Agreement. It is further agreed that the maximum liability of each Purchaser for any breach of this Agreement shall be limited to the amount of such Purchaser’s purchase price for the Notes purchased by it hereunder.
     Section 10.15. Confidentiality.
          (a) Each Purchaser, on behalf of itself and its parents, subsidiaries, and other Affiliates (collectively, “Recipient”), shall, and shall cause the directors, officers, employees, agents, representatives, attorneys, accountants and advisors (collectively “Agents”) of the Recipient to, treat confidentially all information disclosed (whether on or after the date of this Agreement and whether in writing, verbally or by any other means and whether directly or indirectly) by the Issuer or on the Issuer’s behalf to Recipient or its Agents in connection with the current and future business and operations of the Issuer and its direct and indirect subsidiaries, including, without limitation, any information relating to the Issuer’s and its subsidiaries’ operations, plans or intentions, know how, market opportunities and business affairs, as well as any written memoranda, notes, analyses, reports, compilations, or studies prepared by or on behalf of Recipient that contain or are derived from, such information or the recipient’s review thereof (collectively “Confidential Information”).
          (b) As used in this Agreement, the term “Confidential Information” excludes any information that (i) is or becomes generally available to the public on a non-confidential basis other than as a result of actions by the Recipient or its Agents in violation of this Section 10.15, (ii) is or becomes available to the Recipient or its Agents on a non-confidential basis from a source other than the Issuer or its Agents that is not prohibited from disclosing such information to the Recipient or its Agents by a legal, contractual, fiduciary or other obligation to the Issuer or another party or (iii) was independently developed by the Recipient without reference to the Confidential Information.
          (c) The Recipient shall not use the Confidential Information for any purpose other than for the purpose of evaluating its investment in the Issuer. The Confidential Information shall be kept confidential and shall not be disclosed by the Recipient and its Agents; provided, however, that the Recipient may disclose any Confidential Information (i) to its Agents who need to know such Confidential Information, provided that each Agent shall be informed of, and instructed to abide by the confidentiality provisions of this Section 10.15, (ii) to the extent such information is already in possession of the public or becomes available to the public, other than through any fault, act or omission in breach of this confidentiality obligation of the Recipient, (iii) to the extent such information is required to be disclosed by law or order of a court or governmental agencies with proper jurisdiction or (iv) to the extent such information is required to be disclosed by applicable laws, statutes, judicial processes, rules or regulations, including without limitation, the rules, regulations or guidelines of securities exchanges or similar self-regulatory organizations to which a disclosing party is or may become subject.

          (d) If the Recipient is requested or required by any governmental or regulatory authority to disclose any Confidential Information (except in the course of routine examinations of the Recipient or its Affiliates), it will provide the Issuer with prompt written notice of any such request or requirement, unless notice is prohibited by law or by the rules governing the process requiring such disclosure, in order to afford the Issuer time to seek an appropriate protective order or other reliable remedy. Such Recipient will, and will advise its Representatives to, reasonably cooperate with the Issuer in obtaining such protective order or other remedy. If no such protective order or other remedy is obtained, such Recipient will disclose only that portion of the Confidential Information that in the reasonable opinion of its counsel is legally required to be disclosed and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. The Issuer shall reimburse the Recipient for all reasonable costs, including reasonable attorneys’ fees, incurred by the Recipient in connection with such request for a protective order or other remedy or in obtaining any such reliable assurance.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK — SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

ASHMORE ENERGY INTERNATIONAL

By:

Name:

Title:

SIGNATURE PAGE TO PIK NOTE PURCHASE AGREEMENT

Purchaser’s Signature Page
By:
Name:
Title:

SCHEDULE 1
Conditions Precedent to Closing
     (1) Conditions Precedent to Obligations of All Parties. The obligations of the Issuer and the Purchasers to complete the Closing are subject to the fulfillment on or prior to the Closing of the following condition, which condition may be waived, in whole or in part, by mutual agreement of the Issuer and the Purchasers, to the extent permitted by Law:
          (a) Issuer’s Determination to Accept Subscription Requests. The Issuer shall have determined to accept one or more subscription requests and to proceed with the issuance of the Notes.
     (2) Conditions Precedent to Obligations of Each Purchaser. Each Purchaser’s obligation to purchase Notes at the Closing is also subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of such Purchaser, as to itself, to the extent permitted by Law:
          (a) Allocation of Notes. Such Purchaser shall have been allocated Notes by the Issuer.
          (b) Representations and Warranties Correct. The representations and warranties made by the Issuer in Article IV of this Agreement shall be true and correct in all material respects when made and on and as of the Closing, except those representations and warranties of the Issuer that speak as of a certain date or time, provided such representations and warranties shall have been true and correct as of such date.
          (c) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Issuer on or prior to the Closing shall have been performed or complied with in all material respects.
          (d) Note Purchase Documents. Issuer shall have delivered to each Purchaser duly executed counterparts of each Note Purchase Document (other than any Notes to be delivered to any other Purchaser), which shall be in full force and effect.
          (e) Legal opinions. A legal opinion of Walkers, legal advisers to the Issuer, substantially in the form set forth on Schedule 5 hereto with regard to (i) valid existence and good standing of the Issuer, (ii) corporate power of the Issuer to issue the Notes, to enter into the Note Purchase Documents and perform its obligations thereunder (iii) corporate authorization of the execution by the Issuer of the Note Purchase Documents and the transactions contemplated thereby including, but not limited to the Note, and due execution and enforceability, (iv) no consent of any governmental entity required and no violation of the Issuer’s Organizational Documents; and (v) no registration of the Notes or related documents required.
     (3) Conditions Precedent to Obligations of Issuer. The Issuer’s obligation to complete the sale and issuance of the Notes and deliver the Notes to each Purchaser on the Closing Date is also subject to the fulfillment on or prior to the Closing Date of the following conditions, which conditions may be waived, in whole or in part, at the option of the Issuer to the extent permitted by Law:
          (a) Representations and Warranties Correct. The representations and warranties made by the applicable Purchaser in Article V of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, except those representations and warranties of the

Purchasers that speak as of a certain date or time, provided such representations and warranties shall have been true and correct as of such date.
          (b) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the applicable Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

SCHEDULE 2
Part A: Form of Subordinated Note Certificate
THIS NOTE WAS ISSUED IN A TRANSACTION WHICH WAS NOT REGISTERED
UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR
TRANSFERRED OTHER THAN IN A TRANSACTION WHICH IS REGISTERED UNDER THAT ACT
OR IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THAT ACT
ASHMORE ENERGY INTERNATIONAL
10% SUBORDINATED PIK NOTE DUE MAY 25, 2018

No. [ ]	[Date]
US$[ ]
     FOR VALUE RECEIVED, the undersigned, ASHMORE ENERGY INTERNATIONAL (herein called the “Company”), an exempt company organized and existing under the laws of the Cayman Islands, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS on May 25, 2018, together with interest thereon.
     Payments of principal of this Note are to be made in lawful money of the United States of America at such time and place as provided in the Note Purchase Agreement and the Note Conditions. All interest payable with respect to a Note shall be added on the due date thereof to the then outstanding principal amount thereof. Any such interest added to principal shall thereafter bear interest as provided in Section 4 of the Note Conditions.
     This Note is one of a series of Subordinated PIK Notes issued pursuant to the Note Purchase Agreement, dated as May 24, 2007 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the Purchasers party thereto and is entitled to the benefits thereof. All of the terms of the Note Purchase Agreement and the Note Conditions are incorporated by reference as if fully set forth herein.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     This Note shall be redeemable on the date, in the amounts and in the manner specified in the Note Purchase Agreement and in the Note Conditions.
     If the Company shall at any time be required by applicable law to withhold or deduct any applicable income taxes from any amount payable to the Purchaser under this Note, then the amounts payable to the Purchaser shall be increased to such amount as will result in the receipt by the Purchaser of the amount that would have been receivable by it had such taxes not been required to be so withheld or deducted.
     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note, together with all accrued and unpaid interest thereon may be declared or otherwise become due and payable, together with any other amounts due hereunder, in the manner and with the effect provided in the Note Purchase Agreement.
     THIS NOTE SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO THIS NOTE. FURTHER, THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION OR DEFENSE THAT IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING IN ANY SUCH COURTS.
     To the extent that the Company has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Company hereby irrevocably waives such immunity in respect of its obligations under this Note.
     THE COMPANY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

ASHMORE ENERGY INTERNATIONAL
By:
	Name:	Brent de Jong
	Title:	Chief Executive Officer

SCHEDULE 2
Part B: Terms and Conditions of the Subordinated PIK Notes
The following is the text of the Terms and Conditions of the Notes, which will be attached to each Note.
     This Note is one of a series of up to US$300,000,000 10% Subordinated PIK Notes due May 25, 2018 (as the same may from time to time in accordance with the terms hereof be amended or modified, the “Notes”, which expression includes any further notes issued pursuant to Section 4(b) and Section 12 and forming a single series therewith) of Ashmore Energy International (the “Issuer”).
     The Notes were issued pursuant to a Note Purchase Agreement dated as of May 24, 2007 (as from time to time amended, the “Note Purchase Agreement”) by and among the Issuer and the Purchasers (as defined therein). These Note Conditions are subject to the provisions of the Note Purchase Agreement, including the form of the Note.
     1. Definitions.
     Unless defined herein or the context does not permit, words and expressions defined in the Note Purchase Agreement shall have the same meaning wherever used herein and:
     “Administrative Agent” means the administrative agent, as defined in the Credit Agreement.
     “Applicable Redemption Premium” means with respect to any redemption of Notes, the redemption premium set forth below opposite the year after May 24, 2007 in which the date fixed for redemption in any notice pursuant to Section 5 occurs:

Year 1	100%
Year 2	102%
Year 3	104%
Year 4	106%
Year 5 and thereafter	108%
     “Authorized Holding” shall have the meaning set forth in Section 2(a).
     “Collateral” has the meaning given to the term in the Credit Agreement.
     “Credit Agreement” means the Senior Credit Agreement (as the same may be renewed, refinanced or replaced from time to time) and any other agreements or instruments providing financing for or evidencing indebtedness of the Issuer in an aggregate amount at any time not in excess of $500,000,000 designated by the Issuer as a Credit Agreement (which designation may be made at any time).
     “Day Count Fraction” shall have the meaning set forth in Section 4(d).
     “Interest Payment Date” shall have the meaning set forth in Section 4(a).
     “Issue Date” shall have the meaning set forth in Section 4(a).

     “Loan Document” has the meaning given to the term in the Credit Agreement.
     “Note Obligations” shall mean the unpaid principal balance of the Notes (including all capitalized interest) and all of the sums payable to the Noteholders under the Note Purchase Documents.
     “Obligations” has the meaning given to the term in the Credit Agreement.
     “Optional Redemption Price” means with respect to any redemption of Notes, an amount equal to the product of (a) the principal amount of Notes to be redeemed, multiplied by (b) the Applicable Redemption Premium.
     “Rate of Interest” shall have the meaning set forth in Section 4(a).
     “Record Date” shall have the meaning set forth in Section 6(f).
     “Relevant Date” shall have the meaning set forth in Section 7.
     “Register” shall have the meaning set forth in Section 3(a).
     “Senior Credit Agreement” means the US$1,500,000,000.00 Credit Agreement, dated as of March 30, 2007 (as the same may be amended, supplemented or otherwise modified from time to time) among the Issuer, the various financial institutions and other persons from time to time parties thereto, Credit Suisse, Cayman Islands Branch, as Administrative Agent, and JPMorgan Chase Bank, N.A., as Collateral Agent.
     “Senior Creditor” means any “Secured Party” under, and as defined in, the Credit Agreement.
     “Senior Debt” means the principal of, and interest on, and all other amounts payable in connection with, the Credit Agreement and other Loan Documents (including any increase under the Credit Agreement in principal up to an amount of US$500,000,000 and any interest accruing during the pendency of bankruptcy or insolvency proceedings of the Issuer), in each case, as amended, modified, amended and restated, renewed, refunded, replaced or refinanced from time to time.
     “Senior Obligations” shall mean the Obligations under the Credit Agreement and the other Loan Documents.
     “Specified Office” shall mean the address identified by the Company for such use.
     “Subordinated Debt” means the principal of and all other amounts payable under or in connection with the Notes and the Note Purchase Documents including any amounts arising or in connection with any claims for damages for the breach of any representations or warranties in connection therewith.
     2. Form, Denomination and Status
          (a) Form and denomination: The Notes are in registered form in the denomination of US$100,000. Notes may be held in holdings in the aggregate principal amount of US$100,000 and integral multiples of US$1,000 in excess thereof (each, an “Authorized Holding”).
          (b) Status: The Notes constitute direct, unsecured and subordinated obligations of the Issuer ranking pari passu without any preference amongst themselves. The Notes are subordinated in right of payment only to the Senior Obligations as more particularly set forth in Section 11.

     3. Register, Title and Transfers
          (a) Register: The Issuer will maintain a register (the “Register”) in respect of the Notes. In these Note Conditions, the “Noteholder” means the person in whose name such Notes is for the time being registered in the Register (or, in the case of a joint holding, the first named thereof) and “Noteholder” shall be construed accordingly. A certificate in the form required under the Note Purchase Agreement (each, a “Note Certificate”) will be issued to each Noteholder in respect of its registered holding. Each Note Certificate will be numbered serially with an identifying number, which will be recorded in the Register.
          (b) Title: The holder of each Note shall (except as otherwise required by law) be treated as the absolute owner of such Note for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any other interest therein, any writing on the Note Certificate relating thereto (other than the endorsed form of transfer) or any notice of any previous loss or theft of such Note Certificate) and no person shall be liable for so treating such Noteholder.
          (c) Transfers: Subject to paragraphs (f) and (g) below, a Note may be transferred upon surrender of the relevant Note Certificate, with the endorsed form of transfer duly completed, to the Issuer together with a fully executed Accession Agreement and such other evidence as the Issuer may reasonably require to prove the title of the transferor and the authority of the individuals who have executed the form of transfer; provided, however, that, except in the case of a transfer of the entire remaining amount of Notes held by any Noteholder, any transfer shall not be less than a minimum amount of US$100,000 and shall be in integral multiples of US$1,000 in excess thereof. Where not all the Notes represented by the surrendered Note Certificate are the subject of the transfer, a new Note Certificate in respect of the balance of the Notes will be issued to the transferor.
          (d) Registration and Delivery of Note Certificates: Within five business days of the surrender of a Note Certificate in accordance with paragraph (c) above, the Issuer will register the transfer in question and deliver a new Note Certificate of a like principal amount to the Notes transferred to each relevant Noteholder at the Issuer’s Specified Office or (as the case may be) the Specified Office of any Transfer Agent or (at the request and risk of any such relevant Noteholder) by uninsured first class mail (airmail if overseas) to the address specified for such purpose by such relevant Noteholder. In this paragraph, “business day” means a day on which commercial banks are open for general business (including dealings in foreign currencies) in the city where the Issuer or (as the case may be) the Transfer Agent has its Specified Office.
          (e) No charge: The transfer of a Note will be effected without charge by or on behalf of the Issuer, but against such indemnity as the Issuer may require in respect of any tax or other duty of whatsoever nature which may be levied or imposed in connection with such transfer.
          (f) Closed periods: Noteholders may not require transfers to be registered during the period of 15 days ending on the due date for any payment of principal or interest in respect of the Notes.
          (g) Regulations concerning transfers and registration: This Note was issued in a transaction which was not registered under the Securities Act of 1933, as amended, or under the securities or blue sky laws or any State of the United States and may not be sold or transferred other than in a transaction which is registered under the Securities Act and any such applicable State securities or blue sky laws or is exempt from the registration requirement of the Securities Act or any such State securities or blue sky laws.

     4. Interest
          (a) Payment of Interest: The Notes bear interest from May 24, 2007 (the “Issue Date”) at the rate of 10% per annum (the “Rate of Interest”), payable semi-annually in arrears on May 25 and November 25 in each year (each, an “Interest Payment Date”), in accordance with Section 4(c) and subject to Section 6.
          (b) Default Interest: If the Issuer fails to pay any amount when due hereunder, such overdue amount shall thereafter bear interest at the Rate of Interest plus 2% per annum from and including the date such overdue amount was due to but not including the date such overdue amount is paid.
          (c) Cessation: Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused or otherwise not made in full, in which case it will continue to bear interest at the Rate of Interest, plus default interest as set forth above (both before and after judgment) until the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant Noteholder.
          (d) Computation: Interest shall be calculated by applying the Rate of Interest to the principal amount of such Note, multiplying the product by the relevant Day Count Fraction and rounding the resulting figure to the nearest cent (half a cent being rounded upwards). “Day Count Fraction” means, in respect of any period, the number of days in the relevant period divided by 360 (the number of days to be calculated on the basis of a year consisting of twelve 30-day months).
          (e) Payment in Kind: All accrued and unpaid interest payable with respect to a Note shall be added automatically on the applicable Interest Payment Date to the then outstanding principal amount of such Note and, following such increase in principal amount, such Note shall bear interest as provided in this Section 4 on such increased principal amount from and after such Interest Payment Date.
          (f) Increase in Rate of Interest: The Rate of Interest is subject to increase as provided in Section 10 of these Terms and Conditions.
     5. Redemption and Purchase
          (a) Scheduled redemption: Unless previously redeemed, or purchased and cancelled, the Notes will be redeemed at a price equal to 100% of their principal amount on May 25, 2018, subject to the other terms set forth herein.
          (b) Redemption for tax reasons: The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 3 Business Days’ nor more than 60 calendar days’ notice to the Noteholders (which notice shall be irrevocable), at the Optional Redemption Price at the date fixed for redemption, together with interest accrued to the date fixed for redemption, if:
                    (i) the Issuer has or will become obliged to pay additional amounts on the next succeeding Interest Payment Date as provided or referred to in Section 6 as a result of any change in, or amendment to, the laws or regulations of the Cayman Islands or any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations (including a holding by a court of competent jurisdiction), which change or amendment becomes effective on or after the Issue Date; and

                    (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it;
provided, however, that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such additional amounts if a payment in respect of the Notes were then due; provided, further, that the minimum notice period set forth above shall be reduced to ten days if the redemption is in connection with any equity or debt issuance by the Issuer.
     The Issuer shall deliver to the Noteholders along with any notice of redemption pursuant to this paragraph, the following:
(A)	a certificate signed by two directors of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred; and

(B)	an opinion of independent legal advisers of recognized standing to the effect that the Issuer has or will become obliged to pay such additional amounts as a result of such change or amendment.
     Upon the expiry of any such notice as is referred to in this Section 5(b), the Issuer shall be bound to redeem the Notes in accordance with this Section 5(b).
          (c) Redemption at the option of the Issuer: The Notes may be redeemed at the option of the Issuer, in whole or in part, at any time on the Issuer’s giving not less than 3 Business Days’ nor more than 60 days’ notice to the Noteholders, which notice shall be irrevocable and shall oblige the Issuer to redeem the relevant Notes at the Optional Redemption Price on the date fixed for redemption, together with interest accrued through such date. Upon the expiry of any such notice as is referred to in this Section 5(c), the Issuer shall be bound to redeem the Notes in accordance with this Section 5(c).
          (d) Partial redemption: If the Notes are to be redeemed in part only on any date in accordance with this Section 5, the Notes to be redeemed may be redeemed in aggregate principal amounts of US$100,000 or multiples of $1,000 in excess thereof only and each Note shall be redeemed in part in the proportion which the aggregate principal amount of the outstanding Notes to be redeemed on the date fixed for redemption bears to the aggregate principal amount of outstanding Notes on such date.
          (e) No other redemption: The Issuer shall not be entitled to redeem the Notes otherwise than as provided in paragraphs (a), (b) and (c) above.
          (f) Purchase: Except as otherwise provided above pursuant to redemption, neither the Issuer nor any of its subsidiaries may at any time purchase Notes in the open market or otherwise at any price.
          (g) Cancellation: All Notes redeemed by the Issuer or any of its subsidiaries shall be immediately cancelled and may not be reissued or resold.
     6. Payments
          (a) Principal: Payments of principal in respect of each Note shall be made on the due date for any such payment by transfer to a U.S. dollar account maintained by the Noteholder with a bank in New York City notified to the Issuer not less than 5 business days prior to the payment due date upon surrender (or, in the case of part payment only, endorsement) of the relevant Note Certificates to the

Issuer. If any Noteholder shall fail to timely provide the Issuer with bank wire instructions, such payment shall be made by Issuer by check mailed to the Noteholder at its address set forth in the Register.
          (b) Interest: All accrued and unpaid interest payable with respect to a Note shall be added automatically on the applicable Interest Payment Date to the then outstanding principal amount of such Note and, following such increase in principal amount, such Note shall bear interest as provided in Section 4 on such increased principal amount from and after such Interest Payment Date. On each Interest Payment Date the Issuer shall send a written notice to each Noteholder indicating the amount of interest due to the holder on such date and added to the principal amount of such holder’s Notes.
          (c) Payments subject to fiscal laws: All payments in respect of the Notes are subject in all cases to any applicable fiscal or other laws and regulations in the place of payment, but without prejudice to the other provisions of this Section 6. No commissions or expenses shall be charged to the Noteholders in respect of such payments.
          (d) Payments on Business Days: Wire transfer of all payments will be initiated on the later of the due date for payment and the day on which the relevant Note Certificate is surrendered (or, in the case of part payment only, endorsed) at the Issuer’s Specified Office. A Noteholder shall not be entitled to any interest or other payment in respect of any delay in payment resulting from the due date for a payment not being a business day. In this paragraph, “business day” means any day on which banks are open for general business (including dealings in foreign currencies) in New York City and, in the case of surrender (or, in the case of part payment only, endorsement) of a Note Certificate, in the place in which the Note Certificate is surrendered (or, as the case may be, endorsed).
          (e) Partial payments: If the Issuer makes a partial payment in respect of any Note the Issuer shall procure that the amount and date of such payment are noted on the Register and, in the case of partial payment upon presentation of a Note Certificate, that a statement indicating the amount and the date of such payment is endorsed on the relevant Note Certificate.
          (f) Record Date: Each payment in respect of a Note will be made to the person shown as the Noteholder in the Register at the opening of business on the fifteenth day before the due date for such payment (the “Record Date”).
     7. Taxation
     All payments of principal and interest in respect of the Notes by or on behalf of the Issuer shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In that event the Issuer shall pay such additional amounts as will result in receipt by the Noteholders of such amounts after such withholding or deduction as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Note:
          (a) held by a Noteholder which is liable to such taxes, duties, assessments or governmental charges in respect of such Note by reason of its having some connection with the Cayman Islands other than the mere holding of the Note; or
          (b) where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 or any law implementing or complying with, or introduced in order to conform to, such Directive; or
          (c) where (in the case of a payment of principal or interest on redemption) the relevant Note Certificate is surrendered for payment more than 30 days after the Relevant Date except to the extent that the relevant Noteholder would have been entitled to such additional amounts if it had surrendered the relevant Note Certificate on the last day of such period of 30 days.
     In these Note Conditions, “Relevant Date” means the date on which the payment in question first becomes due.
     Any reference in these Note Conditions to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Section 7.
     If the Issuer becomes subject at any time to any taxing jurisdiction other than the Cayman Islands, references in these Note Conditions to the Cayman Islands shall be construed as references to the Cayman Islands and/or such other jurisdiction.
     8. Prescription
     Claims for principal and interest on redemption shall become void unless the relevant Note Certificates are surrendered for payment within ten years of the appropriate Relevant Date.
     9. Replacement of Note Certificates
     If any Note Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the Specified Office of the Issuer or any Transfer Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer may reasonably require. Mutilated or defaced Notes Certificates must be surrendered before replacements will be issued.
     10. Exchange
     The Issuer shall exchange, and each Noteholder agrees to exchange, each outstanding Note for a New Note of like principal amount. Following the issuance of and delivery to the Purchasers of the New Notes, the Issuer shall promptly cancel the Notes and the Notes may not be reissued or resold. The Issuer agrees to use its commercially reasonable efforts to cause the New Notes to be listed on the Luxembourg Stock Exchange as promptly as reasonably practical but in any event on or before May 24, 2008. If the New Notes are not listed on the Luxembourg Stock Exchange on or before May 24, 2008, the interest rate with respect to the New Notes shall be increased by 0.50% for the period beginning on May 25, 2008 until the date the New Notes are listed on the Luxembourg Stock Exchange.
     11. Subordination
          (a) Agreement To Subordinate. The Issuer agrees, and each Noteholder by accepting a Note agrees, that the Indebtedness evidenced by such Note is subordinated in right of payment, to the extent and in the manner provided in this Section 11, to the prior indefeasible payment in full in cash of all Senior Debt, and that such subordination is for the benefit of and enforceable by the Senior Creditors.

          (b) Liquidation, Dissolution, Bankruptcy. Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its properties: (1) Senior Creditors shall be entitled to receive payment in full in cash of all Senior Debt before any Noteholder shall be entitled to receive any payment of principal of or interest on or other amounts with respect to Subordinated Debt and (2) until all Senior Debt is paid indefeasibly in full in cash, any distribution to which any Noteholder would be entitled but for this Section 11 shall be made to Senior Creditors ratably according to the amount of Senior Debt owing to each of them, except that a Noteholder may receive shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as such Noteholder’s Notes are subordinated to the Senior Debt.
          (c) Power of Attorney; Agreement to Cooperate. Each Noteholder irrevocably authorizes and empowers the Senior Creditors, under the circumstances set forth in clause (b), to demand, sue for, collect and receive every such payment or distribution referred to in such clause to which such Noteholder is entitled and give acquittance therefor, and to file claims and proofs of claim in any proceeding, to vote such claim in any such proceeding, and to take such other actions, in their names as Senior Creditors, or in the name of such Noteholder or otherwise, all as the Senior Creditors may deem necessary or advisable for the enforcement of the provisions of this Section 11. Each Noteholder hereby agrees, under the circumstances set forth in clause (b), duly and promptly to take such action as may be requested at any time and from time to time by Senior Creditors, to file appropriate proofs of claim in respect of Subordinated Debt, and to execute and deliver such powers of attorney, assignments of proofs of claim or other instruments as may be requested by Senior Creditors to enforce any and all claims upon or in respect of Subordinated Debt and to collect and receive any and all payments or distributions that may be payable or deliverable at any time thereupon or in respect thereof. Nothing in this Section 11(c) shall be construed to prohibit any Noteholder in the absence of any direction from the Senior Creditors from filing an appropriate proof of claim in respect of the Subordinated Debt in connection with any proceeding of the type described in the first sentence of this clause (c) involving the Issuer.
          (d) The Issuer may not pay the principal of or interest on or other amounts with respect to any Subordinated Debt or repurchase, redeem or otherwise acquire or retire any Subordinated Debt if any Senior Debt is outstanding; provided, however, that notwithstanding the foregoing, the Issuer may make regularly scheduled payments of interest on the Notes as provided in Section 4 and Section 6 hereof; and provided further that, the Issuer may pay the principal of the Notes upon the stated maturity thereof and may, if all Senior Debt under the Senior Credit Agreement has been indefeasibly paid in full in cash (or, at the sole discretion of each holder of Senior Obligations, in other consideration), including any payment effected by means of any renewal, refinancing or replacement of the Senior Debt under the Senior Credit Agreement, redeem the Notes prior to the stated maturity thereof in accordance with Section 5 hereof, provided in all cases such payment of principal is not otherwise prohibited pursuant to this Section 11.
          (e) No Acceleration of Subordinated Debt. If any Senior Debt is outstanding, the payment of any Subordinated Debt may not be accelerated and the holders of the Notes may not exercise any remedies with respect to any Subordinated Debt, may not commence or join in any insolvency or bankruptcy proceeding with respect to the Issuer and may not oppose or contest any exercise of remedies by the Senior Creditors in respect of any collateral held by them to secure the Senior Debt.
          (f) When Distributions Must Be Paid Over. In the event that any Noteholder receives any payment with respect to Subordinated Debt at a time when such payment is prohibited by this Section 11, such payment shall be held by such holder, in trust for the benefit of, and shall be paid forthwith over and delivered to, the Administrative Agent for distribution to the Senior Creditors, as their respective interests may appear, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay such Senior Debt in full in cash in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the Senior Creditors.
          (g) Subrogation. After all Senior Debt is paid in full in cash, and until the Subordinated Debt is paid in full, Noteholders shall be subrogated to the rights of Senior Creditors to receive distributions applicable to Senior Debt to the extent that distributions otherwise payable to a Noteholders have been applied to payment of Senior Debt. A distribution made under this Section 11 to Senior Creditors that otherwise would have been made to a Noteholder is not, as between the Issuer and such Noteholder, a payment by the Issuer on Senior Debt.
          (h) Modification of Senior Debt. Each Noteholder consents that, without the necessity of any reservation of rights against such Noteholder, and without notice to or further assent by such Noteholder, (a) any demand for payment of any Senior Debt may be rescinded in whole or in part, and any Senior Debt may be continued, and the Senior Debt, or the liability of the Issuer or any other party upon or for any part thereof, or any collateral security or guaranty therefor, or right of set-off with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered or released and (b) the Credit Agreement, any other Loan Document and any other document or instrument evidencing or governing the terms of any Senior Debt or any collateral security documents or guaranties or documents in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Senior Creditors may deem advisable from time to time, and any collateral security at any time held by the Senior Creditors or the Administrative Agent, for their and its benefit, for the payment of any Senior Debt may be sold, exchanged, waived, surrendered or released, in each case all without notice to or further assent by such Noteholder, who will remain bound under this Section 11, and all without impairing, abridging, releasing or affecting the subordination provided for herein, notwithstanding any such renewal, extension, modification, acceleration, compromise, amendment, supplement, termination, sale, exchange, waiver, surrender or release. Each Noteholder waives any and all notice of the creation, modification, renewal, extension or accrual of any of the Senior Debt and notice of or proof of reliance by the Senior Creditors upon this Section 11.
          (i) This Section 11 defines the relative rights of the Noteholders and the Senior Creditors, and nothing herein shall impair, as between the Issuer and Noteholders, the obligation of the Issuer, which is absolute and unconditional, to pay the Subordinated Debt in accordance with its terms.
          (j) Subordination May Not Be Impaired by Issuer. No right of any Senior Creditor to enforce the subordination of the Subordinated Debt provided for in this Section 11 shall be impaired by any act or failure to act by the Issuer or by the failure of the Issuer to comply with this Section 11 or any of the terms or conditions of the Subordinated Debt.
          (k) This Article Not To Prevent Events of Default or Limit Right To Accelerate. The failure to make a payment in respect of any Subordinated Debt by reason of any provision in this Section 11 shall not be construed as preventing the occurrence of an Event of Default (as defined thereunder) or limit the Noteholders’ right to accelerate (except as provided in this Section 11).
          (l) Noteholders Entitled to Rely. Upon any payment or distribution pursuant to this Section 11, a Noteholder shall be entitled to rely (i) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in clause (b) of this Section 11 are pending that is consistent with this Section 11, (ii) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to such holder that is consistent with this Section 11 or (iii) upon the Administrative Agent for the purpose of ascertaining (1) the Persons entitled to participate in such payment or distribution, (2) the Senior Creditors, (3) the amount of Senior Debt, (4) the amount or amounts paid or distributed, or remaining payable, thereon and (5) all other facts pertinent thereto or to this Section 11.
          (m) Reliance by Senior Creditors on Subordination Provisions. Each Noteholder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each Senior Creditor, whether its Senior Debt was created or acquired before or after the issuance of such Noteholder’s Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and such Senior Creditor shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt.
     12. Remedies and Waivers
          No failure on the part of the Noteholders to exercise, and no delay in exercising, any right or remedy under the Note Purchase Documents will operate as a waiver thereof, nor will any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The rights and remedies provided in the Note Purchase Documents are cumulative and not exclusive of any rights or remedies provided by law.
     13. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.
          (a) THESE NOTE CONDITIONS AND THE RIGHTS AND OBLIGATIONS OF THE ISSUER AND THE NOTEHOLDERS AND THE TRANSACTIONS CONTEMPLATED IN THE NOTE PURCHASE DOCUMENTS SHALL BE GOVERNED BY, ENFORCED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE ISSUER AND EACH NOTEHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND ANY FEDERAL COURT LOCATED IN NEW YORK COUNTY, NEW YORK WITH RESPECT TO ANY PROCEEDING RELATING TO THESE NOTE CONDITIONS. FURTHER, THE ISSUER AND EACH NOTEHOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION OR DEFENSE THAT THEY MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH PROCEEDING IN ANY SUCH COURTS. THE ISSUER AND EACH NOTEHOLDER AGREE THAT ANY OR ALL OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT AMONG EACH OF THEM IRREVOCABLY TO WAIVE ANY OBJECTIONS TO VENUE OR TO CONVENIENCE OF FORUM. THE ISSUER AND EACH NOTEHOLDER AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING WILL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.
          (b) To the extent that the Issuer or any Noteholder has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each of them hereby irrevocably waives such immunity in respect of its obligations with respect to these Note Conditions.
          (c) THE ISSUER AND EACH NOTEHOLDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING

OUT OF OR RELATING TO THESE NOTE CONDITIONS. THE ISSUER AND EACH NOTEHOLDER CERTIFY THAT THEY HAS BEEN INDUCED TO ENTER INTO THESE NOTE CONDITIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 13.
     14. Notices
     All notices and other communications to be given to the Issuer and each Noteholder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such the Issuer and such Noteholder shall designate by like notice):

(a)	If to the Issuer:
Ashmore Energy International
Clifton House
75 Fort Street
P.O. Box 190GT
George Town, Grand Cayman
Cayman Islands
Attention: Director

with a copy (which shall not constitute notice) to:

AEI Services LLC
1221 Lamar Street, Suite 800
Houston, Texas 77010
Facsimile No.: 713-345-5352
Attention: General Counsel

with a copy (which shall not constitute notice) to:

Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Facsimile No.: 212-878-8375
Attention: G. David Brinton
     (b) If to any of the Noteholders, to the address set forth on the Note Register maintained by the Issuer.
     15. Severability
     If any provision of these Note Conditions shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of these Note Conditions shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

SCHEDULE 3
Accession Agreement
     THIS ACCESSION AGREEMENT is made on the [   ] day of [   ], 200[   ] between [NAME OF TRANSFEREE], a company incorporated in [   ] and having its registered office at [   ] (the “Transferee”), [NAME OF TRANSFEROR], a company incorporated in [   ] and having its registered office at [   ] (the “Transferor”), and Ashmore Energy International, an exempt company incorporated in the Cayman Islands (the “Issuer”). Capitalized terms used but not defined herein have the meanings provided in the Note Purchase Agreement referred to below.
     WHEREAS, the Issuer has entered into a note purchase agreement dated May 24, 2007 (the “Note Purchase Agreement”) with certain purchasers party thereto pursuant to which the Issuer has issued and sold US$[                    ] aggregate principal amount of 10% Subordinated PIK Notes due 2018 (the “Notes”);
     WHEREAS, the Transferor proposes to sell, transfer and assign to Transferee US$___ aggregate principal amount of the Notes; and
     WHEREAS, pursuant to the Note Purchase Agreement, the Transferee is required to execute this Accession Agreement as a condition precedent to the registration of the transfer of the Notes.
     NOW, THEREFORE, in consideration of the promises and the representations and warranties and agreements contained herein, and for good valuable consideration, the receipt and sufficiency of which is hereby acknowledged:
1.	The Transferee hereby acknowledges that it is in receipt of a copy of the Note Purchase Agreement and is aware of the terms and conditions therein.

2.	From and after the date on which the Transferee is registered as a Noteholder, the Transferee shall be deemed to be a party to the Note Purchase Agreement, and shall be entitled to all the benefits and subject to all the obligations of a Noteholder thereunder. Without limiting the generality of the foregoing, the Transferee covenants and agrees with each of the other parties to the Note Purchase Agreement to observe and perform all the terms and conditions of the Note Purchase Agreement required to be observed or performed by a Noteholder.

3.	The Transferee hereby represents and warrants that each representation and warranty contained in Article V of the Note Purchase Agreement is true and correct with respect to the Transferee as of the date of this Accession Agreement, as if such representations and warranties were incorporated herein[, except as set forth on Annex I hereto].

4.	Notwithstanding Section 2 of this Accession Agreement, the Transferor shall not be in any way released from its obligations under the Note Purchase Agreement unless the Transferor shall by such transfer cease to hold any Notes but any such release shall be without prejudice to any accrued rights or obligations.

5.	THIS ACCESSION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND SHALL BE ENFORCED IN THE SAME MANNER AS PROVIDED IN THE NOTE PURCHASE AGREEMENT.

Transferor

[ ]

By:

Name:
Title:

Address:

Transferee

[ ]

By:

Name:
Title:

Address:

Ashmore Energy International

By:

Name:
Title:

SCHEDULE 4
[FORM OF LEGAL OPINION]
[Date]
To the addressees set out in schedule 4
Dear Sirs
ASHMORE ENERGY INTERNATIONAL
     We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in relation to the Documents (as defined in Schedule 1) being entered into by Ashmore Energy International (the “Company”) and the initial Purchasers in connection with the issue of US$[                    ] 10% notes due May 25, 2018, (the “Notes”).
     For the purposes of giving this opinion, we have examined and relied upon the originals, copies or certified translations of the documents listed in Schedule 1.
     In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.
     We are Attorneys at Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor upon the commercial terms of the transactions contemplated by the Documents.
     Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands
1.	the Company is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands;
2.	the Company has full corporate power, and authority to execute and deliver the Documents and to perform its obligations under the Documents, including, without limitation, the issue of the Notes;
3.	the execution of the Documents and the issue of the Notes have been duly authorised by the Company, and the Documents have been duly executed by the Company. The Documents, when delivered, will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their respective terms;

4.	the execution, delivery and performance of the Documents, the consummation of the transactions contemplated thereby and the compliance by the Company with the terms and provisions thereof do not:

5.	contravene any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or

6.	contravene the Amended and Restated Memorandum and Articles of Association of the Company;

7.	neither the execution, delivery or performance of the Documents nor the consummation or performance of any of the transactions contemplated thereby by the Company, requires the consent or approval of, the giving of notice to, or the registration with, or the taking of any other action in respect of any Cayman Islands governmental or judicial authority or agency;

8.	the law chosen in each of the Documents to govern its interpretation would be upheld as a valid choice of law in any action on that document in the courts of the Cayman Islands;

9.	there are no stamp duties (other than the stamp duties mentioned in qualification 2 in Schedule 3), income taxes, withholdings, levies, registration taxes, or other duties or similar taxes or charges now imposed, or which under the present laws of the Cayman Islands could in the future become imposed, in connection with the enforcement or admissibility in evidence of the Documents or on any payment to be made by the Company or any other person pursuant to the Documents. The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax;

10.	none of the parties to the Documents (other than the Company) and no holder of the Notes is or will be deemed to be resident, domiciled or carrying on business in the Cayman Islands by reason only of the execution, delivery, performance or enforcement of the Documents to which any of them is party or the holding of the Notes as the case may be;

11.	a judgment obtained in a foreign court will be recognised and enforced in the courts of the Cayman Islands without any re-examination of the merits at common law, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, where the judgment is final and in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules and which is conclusive, for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations, and which was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands;

12.	it is not necessary or advisable under the laws of the Cayman Islands that any of the Documents or any document relating thereto be registered or recorded in any public office or elsewhere in the Cayman Islands in order to ensure the validity, effectiveness or enforceability of any of the Documents;

13.	it is not necessary under the laws of the Cayman Islands (a) in order to enable any party to any of the Documents to enforce their rights under the Documents or (b) solely by reason of the execution, delivery and performance of the Documents that any party to any of the Documents should be licensed, qualified or otherwise entitled to carry on business in the Cayman Islands or any other political subdivision thereof;

14.	the Company has executed an effective submission to the jurisdiction of the courts of the jurisdiction specified in the Documents;
15.	the Company is subject to civil and commercial law with respect to its obligations under the Documents and neither the Company nor any of its assets is entitled to immunity from suit or enforcement of a judgment on the grounds of sovereignty or otherwise in the courts of the Cayman Islands in proceedings against the Company in respect of any obligations under the Documents, which obligations constitute private and commercial acts rather than governmental or public acts;
16.	based solely upon our examination of the Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands conducted on ___May 2007 (the “Search Date”), we confirm that there are no actions, suits or proceedings pending against the Company before the Grand Court of the Cayman Islands and no steps have been, or are being, taken to compulsorily wind up the Company and based solely upon our examination of the records of the Company referred to in this opinion no resolution voluntarily to wind up the Company has been adopted by its members;
17.	a judgment of a court in the Cayman Islands may be expressed in a currency other than Cayman Islands dollars;
18.	there are no foreign exchange controls or foreign exchange regulations under the currently applicable laws of the Cayman Islands.
     This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent.
     This opinion shall be construed in accordance with the laws of the Cayman Islands.
Yours faithfully
WALKERS

A.
LIST OF DOCUMENTS EXAMINED
1.	[The Certificate of Incorporation dated , [the Certificate of Incorporation on Change of Name dated ], the Amended and Restated Memorandum and Articles of Association, the Register of Directors and Officers, and the Register of Mortgages and Charges of the Company as maintained at its registered office in the Cayman Islands and examined by us on ___May 2007;]
2.	the Cause List and Register of Writs and other Originating Process of the Grand Court of the Cayman Islands kept at the Clerk of Courts Office, George Town, Grand Cayman on the Search Date;
3.	a Certificate of Good Standing dated ___May 2007 in respect of the Company issued by the Registrar of Companies;
4.	a copy of executed minutes of a meeting of the Board of Directors of the Company dated [ 2007] (the “Resolutions”);
5.	a copy of the executed Documents consisting of the following:
(a)	Note Purchase Agreement among the Company (as Issuer) and the Subscribers party thereto; and

(b)	Certificates dated [ ] 2007 issued by the Company in respect of the Notes (incorporating the terms and conditions of the Notes).
The documents listed in paragraphs 5(a) and (b) above inclusive are collectively referred to in this opinion as the “Documents”.

B.
ASSUMPTIONS
This opinion is given based upon the following assumptions:
1.	there are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents nor the offering of the Notes and, insofar as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction;
2.	the Documents are within the capacity, power, and legal right of, and have been or will be duly authorised, executed and delivered by, each of the parties thereto (other than the Company) and constitute or, when executed and delivered, will constitute the legal, valid and binding obligations of each of the parties thereto enforceable in accordance with their terms as a matter of the laws of all other relevant jurisdictions (other than the Cayman Islands);
3.	the choice of the laws of the jurisdiction selected to govern each of the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the Cayman Islands);
4.	all authorisations, approvals, consents, licences and exemptions required by, and all filings and other requirements of, each of the parties to the Documents outside the Cayman Islands to ensure the legality, validity and enforceability of the Documents have been or will be duly obtained, made or fulfilled and are and will remain in full force and effect and any conditions to which they are subject have been satisfied;
5.	all conditions precedent, if any, contained in the Documents have been or will be satisfied or waived;
6.	the Board of Directors of the Company considers the execution of the Documents and the transactions contemplated thereby to be in the best interests of the Company;
7.	no disposition of property effected by the Documents is made for an improper purpose or wilfully to defeat an obligation owed to a creditor and at an undervalue;
8.	the Company was on the date of execution of the Documents able to pay its debts as they became due from its own moneys, and that any disposition or settlement of property effected by any of the Documents is made in good faith and for valuable consideration and at the time of each disposition of property by the Company pursuant to the Documents the Company will be able to pay its debts as they become due from its own moneys;
9.	the originals of all documents examined in connection with this opinion are authentic, all seals thereon and the signatures and initials thereon of any person authorised to execute the Documents are genuine, all such documents purporting to be sealed have been so sealed, all copies are complete and conform to their originals, and the Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked-up to indicate all changes to such Documents;

10.	the Amended and Restated Memorandum and Articles of Association reviewed by us are the Amended and Restated Memorandum and Articles of Association of the Company in force at the date hereof;
11.	[the Certificate of Incorporation dated , the Certificate of Incorporation on Change of Name dated [ ], the Amended and Restated Memorandum and Articles of Association, the Register of Directors and Officers, and the Register of Mortgages and Charges of the Company as maintained at its registered office in the Cayman Islands and examined by us on [ ] 2007 are complete and accurate and constitute a complete and accurate record of the business transacted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded;]s
12.	the Cause List and the Register of Writs and other Originating Process of the Grand Court of the Cayman Islands examined by us at the Clerk of Courts Office, George Town, Grand Cayman on the Search Date constitute a complete record of the proceedings before the Grand Court of the Cayman Islands.

C.
QUALIFICATIONS
This opinion is given subject to the following qualifications:
1.	the term “enforceable” and its cognates as used in this opinion means that the obligations assumed by the Company under the Documents are of a type which the courts of the Cayman Islands enforce. This does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular
(c)	enforcement of obligations and the priority of obligations may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium and other laws of general application relating to or affecting the rights of creditors or by prescription or lapse of time;

(d)	enforcement may be limited by general principles of equity and, in particular, the availability of certain equitable remedies such as injunction or specific performance of an obligation may be limited where the court considers damages to be an adequate remedy;

(e)	claims may become barred under statutes of limitation or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(f)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of, or contrary to the public policy of, that jurisdiction;

(g)	a judgment of a court of the Cayman Islands may be required to be made in Cayman Islands dollars;

(h)	to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands; in particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date, may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

(i)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

(j)	a Cayman Islands court will not necessarily award costs in litigation in accordance with contractual provisions in this regard; and

(k)	the effectiveness of terms in the Documents excusing any party from a liability or duty otherwise owed or indemnifying that party from the consequences of incurring such liability or breaching such duty shall be construed in accordance with, and shall be limited by, applicable law, including generally applicable rules and principles of common law and equity;
2.	Cayman Islands stamp duty will be payable if the Documents are executed in, brought to, or produced before a court of the Cayman Islands. Such duty would be nominal except in the case of
(a)	a debenture or a legal or equitable mortgage or charge of immovable property
(i)	where the sum secured is CI$300,000.00 (US$360,000.00) or less, in which case duty would be 1% of the sum secured; or

(ii)	where the sum secured is more than CI$300,000.00 (US$360,000.00) whether initially or after further advance, in which case duty would be 1.5% of the sum secured; or

(b)	a legal or equitable mortgage or charge of movable property (not including a debenture but including a bill of sale) in which case duty would be 1.5% of the sum secured;
PROVIDED THAT no duty shall be payable where the property is situated outside the Cayman Islands and that in the case of a legal or equitable mortgage or charge granted by an exempted company, an ordinary non-resident company (as defined in the Companies Law (as amended)) or an exempted trust (as defined in the Trusts Law (as amended)) or a body corporate incorporated outside the Cayman Islands of movable property situated in the Cayman Islands or over shares in such exempted company or an ordinary non-resident company, the maximum duty payable shall be CI$500.00 (US$600.00); or
(c)	any note evidencing indebtedness, in which case duty of CI$0.25 per CI$100.00 or part thereof of the face value of each note, subject to a maximum of CI$250.00, is payable, unless, the notes are issued as part of a series by an exempted company or by an ordinary non-resident company (as defined in the Companies Law (as amended)) or by a body corporate incorporated outside the Cayman Islands, in which case a duty of CI$500.00 in respect of the instrument creating the notes may be paid and thereafter no further stamp duty in respect of such notes is payable;
3.	a certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive, final and binding, notwithstanding any provision to that effect therein contained, for example if it could be shown to have an unreasonable, arbitrary or improper basis or in the event of manifest error;
4.	if any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions will be subject to the discretion of the Cayman Islands courts notwithstanding any express provisions in this regard;
5.	in principle, a person who claims to be entitled pursuant to a contract to recover the legal fees and expenses incurred in enforcing that contract shall be entitled to judgment for the amount of legal fees and expenses found due under the contract and such amount shall not be subject to taxation pursuant to the applicable rule of court. However, the applicable rule (GCR Order 62, rule 4(3)) has been in force only since 1 January 2002 and there remains some uncertainty as to the way in which it will be applied in practice;
6.	a conveyance, mortgage, charge or other security interest granted or made by a company at a time when that company was unable to pay its debts as they fell due, and made or granted in favour of a creditor with a dominant intention to give that creditor a preference over the other creditors of the company, would be void pursuant to Section 168(1) of the Companies Law (as amended), if within six months thereof a petition is presented to the Grand Court of the Cayman Islands for the winding-up of such company, or a resolution is passed for the voluntary winding-up of the company;
7.	under the Fraudulent Dispositions Law (as amended), any disposition of property made with an intent to defraud (which means an intention by the party disposing of the property to wilfully defeat an obligation owed to a creditor) and at an undervalue, shall be voidable at the instance of the creditor thereby prejudiced;
8.	we express no opinion upon the effectiveness of any clause of the Documents providing that the terms of such Document may only be amended in writing;

9.	notwithstanding any purported date of execution in any of the Documents the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereto alone;

10.	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions and/or measures adopted by the European Union Council for Common Foreign & Security Policy (together “Sanctions”) extended to the Cayman Islands by the Order of Her Majesty in Council. At this date, Sanctions currently extend to Cote d’Ivoire, Zimbabwe, Iraq, Sierra Leone, Liberia, Somalia, Rwanda, Afghanistan, the Taliban (an Afghan political faction which calls itself the Islamic Emirate of Afghanistan), Burma, the Sudan, the former Yugoslavia and The Democratic Republic of the Congo;

11.	persons who are not party to any of the Documents (other than beneficiaries under properly constituted trusts or persons acting pursuant to powers contained in a deed poll) under Cayman Islands law have no direct rights or obligations under such Documents.

D.
ADDRESSEES